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                           Exhibit 10.15

                           Lease Agreement

This Lease is made by and between LESSOR : Chen, Shih-Ming [ ][ ][ ][ ][ ] (hereinafter referred to as "Party A") and LESSEE : Kid Castle Internet Technology Corporation (hereinafter referred to as "Party B") and Party B's Guarantor : Tsao, Ming-Ji (hereinafter referred to as "Party C") for the lease of premises hereunder. Both parties agree to abide by the terms and conditions set forth as follows:

1. Premises under the Lease : Party A hereby leases the premises located at Unit 5, 8th Floor, No. 17, Chengde Road, Section 1, Tatung District, Taipei City under the Lease.

1. The Term of the Lease : The term of the Lease shall be THREE years, commencing from November 1st 2002 to October 31st, 2005.

2. The monthly rental : NT$140,000(ONE HUNDRED AND FORTY THOUSAND New Taiwan Dollars) (with a receipt originally issued for the payment of the rental by Party A) shall be paid by Party B without delay or rejection in any circumstances (the aforesaid rental is exclusive of electricity and water charges). The rental tax shall be paid by Party A.

3. The rental shall be paid before the 6th of each month. The rental shall be paid basing on one year period, Party B shall not delay in paying any rental due in any excuse.

4. Party B shall pay a rental deposit of NT$ 400,000 (FOUR HUNDRED THOUSAND New Taiwan Dollars) to Party A upon signing of this Lease. The said rental deposit shall be returned to Party B without interest upon expiration of this Lease, when Party B does not request for a lease renewal and vacates and surrenders the Premises to Party A.

5. Upon expiration of this Lease when no renewal is agreed by Party A, Party B shall restore the Premises to the original condition thereupon, vacate and surrender the Premises to Party A without making any excuse or claiming any right. In case the Premises shall be surrendered to Party A after delays, Party B shall be liable for a default penalty equivalent to 500% of the rental on a monthly basis until the date of surrender of the Premises, to which Party B and Party C shall have no objection.

6. During the term of this Lease before its expiration, in the event that Party B desires to move out of the Premises, Party B shall not request any rental refund, moving costs or other royalties under other denominations from Party A, and Party B shall unconditionally restore the Premises to the original condition and return the Premises to Party A without objection.

7. Prior to consent by Party A during the term of this Lease, Party B shall not, in whole or in part, have the Premises subleased, transferred, mortgaged to any third party, or in any other way provided for use by any third party.

8. Party B may make alternations of partitions and/or facilities in the Premises as Party B deems necessary; construction work can only begin upon consent given by Party A and shall not damage the main structure and the facilities of the building. Upon expiration of the terms of this Lease, Party B shall be responsible for the restoration of the Premises.

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9.   Party B shall not use the Premises for any illegal use, nor for storing hazardous articles that will cause public danger.

10. Party B shall use the Premises with the degree of care of a responsible administrator. If the damage or destruction is made by any personal factors, Party B shall be responsible for the reparation. If the Premises provided by Party A are damaged or destroyed due to act of God or any other force majeure, or due to normal wear and tear, Party A shall be responsible for the reparation.

11. In the event violations of any provisions of this Lease or the damage to Party A are due to Party B's fault, Party B hereby shall be fully responsible for compensating such damage or loss. Party B shall pay for Party A's court costs and attorney's fees in the event that the court action is instituted.

12. In the event that Party B violates any provisions of this Lease or causes damages to the Premises, Party C shall be jointly liable for the loss Party A shall incur and abandon the right of counteraction voluntarily.

13. Parties A, B and C shall observe and abide by the provisions of this Lease, in the event that any provision thereof is violated, Party A may terminate this Lease thereupon, thus Party A shall in no circumstances have any concern with the loss to Party B.

14. Stamp duties are borne by both Parties, respectively. All taxes relating to the Premises shall be borne by Party A; whereas the expenses involved in the water supply, electricity and other business operations of Party B shall be borne by Party B.

15. In the event that the house tax and income tax owing to the leased Premises are heightened due to the leased Premises by Party B, Party B shall bear the difference incurred there from without objection.

16. Any article or furniture left inside the Premises, upon expiration of this Lease after Party B vacates the Premises, shall be deemed to be abandoned at the disposal of Party A as waste, to which Party B shall have no objection.

17. The rental tax payable shall be borne by Party A/Party B to the tax collection office upon receiving tax statement(s).

19. The rental tax payable shall be borne by Party A/Party B to the tax collection office upon receiving tax statement(s).

20. In the event that Party B desires, during the period of this Lease term, to terminate this Lease, a written notice shall be given to Party A at least two months in advance. Party B shall pay to Party A a penalty equivalent to one month of rent without objection.

21. In the event that Party B fails to pay rent payable over two consecutive months, any articles or furniture left in the leased Premises shall be at the disposal of Party A. Party B shall not have objection.

22. In the event that Party B desires, during the period of this Lease term, to terminate this Lease, Party B shall pay a ceiling expense of NT$40,000 to Party A.

In witness whereof both Parties have hereunto signed the Lease, which is made in duplicate; each party bears one to refer.

     The Parties :
     Lessor (Party A)      : Chen, Shih-Ming([ ][ ][ ])
     ID No.                : (blank)

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     Lessee (Party B)      : Kid Castle Internet Technology Corporation
     Business Uniform No.  : 70676630
     Address               : 8th Floor, No. 100, Ming-Chuan Road, Hsintien City,
                             Taipei County

     Party B's Guarantor (Party C)  : Tsao, Ming-Ji([ ][ ][ ])
     ID No.                : A120250052
     Address               : No. 49-3, Lane 13, Kung Fu South Road, Taipei City

Date: October 24th, 2002